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                                                                   EXHIBIT 10.11
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[SERVICESOFT LETTERHEAD]


June 9, 1999


Mr. Massood Zarrabian
205 Bald Pate Hill Road                           by overnight mail
Newton, MA 02459


Dear Massood,

It gives me great pleasure to confirm our verbal offer of employment as Executive Vice President of Product Operations that was discussed with you. We at Servicesoft believe that you will be a key contributor to the company's success. You will report to me, and we expect your starting date to be July 12, 1999 or sooner. This offer expires June 16, 1999.

Your initial compensation as an at-will employee will be a semi-monthly base salary of $7,500.00, which is equivalent to $180,000 annually. In addition, you will participate in the Servicesoft 1999 Management Bonus Plan.

In addition to your salary, we will recommend to the Board of Directors of Servicesoft Technologies, Inc. that you be granted a stock option for 100,000 shares of its Common Stock at a price per share of $.50. In addition, you will have the opportunity (based on your 1999 performance) to earn an additional bonus stock option of up to 20,000 shares at a price to be set by the Board. Any stock options will be subject to certain restrictions and will vest over a four-year period, with 25% of the stock vesting on the first anniversary, and 2.08% on each subsequent month anniversary of the grant. Other benefits include eight paid holidays, four optional days, three personal days and ten vacation days annually (accrued monthly), sick days, life insurance, disability insurance, a 401(k) plan, and contributory health and dental insurance. Your employment is contingent on you signing our customary Employee Non-Disclosure and Inventions Agreement and your agreement to Servicesoft's standard employee policies and procedures as adopted from time to time.

Massood, I truly believe that you will realize both the professional and personal rewards you seek at Servicesoft. I look forward to your joining us and expect that we will have a long and satisfying relationship. As indication of your

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acceptance of this offer, please sign the enclosed copy of this letter and return it by June 14, 1999.



Sincerely yours,


/s/ David Tarrant
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David Tarrant
President



Signed: /s/ Massood Zarrabian              Date:  June 11, 1999
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